QuickLinks -- Click here to rapidly navigate through this document

Exhibit 5.1

August 5, 2002

Cyanotech Corporation
73-4460 Queen Kaahumanu Hwy.
Suite 102
Kailua-Kona, Hawaii 96740

Re:	Cyanotech Corporation Post-Effective Amendment No. 2 to Registration Statement on Form S-3, 333-42486

Ladies and Gentlemen:

        We have acted as special Nevada counsel to Cyanotech Corporation, a Nevada corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of (i) 1,238,000 shares (the "Conversion Shares") of the Company's Common Stock, $0.005 par value per share (the Common Stock") issuable upon conversion of $1,238,000 principal amount of 10% Convertible Subordinated Debentures due October 31, 2002 as modified by an Amendment to 6.0% Convertible Subordinated Debenture due April 30, 2002 (the "Debenture Amendment"), accepted May 13, 2002 (as so modified, the "Debentures"), (ii) 371,400 shares (the "Warrant Shares") of Common Stock issuable to holders of the Debentures pursuant to exercise of the Warrants issued in connection with the Debenture Amendment, and (iiii) 83,334 shares (the "Placement Agent Warrant Shares") of Common Stock issuable upon conversion of certain Warrants issued to Taglich Brothers, Inc (the "Placement Agent") in connection with the original placement of the Debentures, as modified pursuant to the pursuant to a letter agreement (the "Underwriters Extension Agreement") dated February 7, 2002. The Conversion Shares, the Warrant Shares and the Placement Agent Warrant Shares are collectively referred to herein as the "Conversion and Warrant Shares."

        In connection with this opinion, we have examined the following documents:

          A.    The Debentures;

          B.    The Warrants;

          C.    The Underwriters Extension Agreement;

          D    Restated Articles of Incorporation of the Company, as amended to date, on file with the Nevada Secretary of State;

          E.    Bylaws of the Company, as amended to date;

          F.    Resolutions adopted by the Board of Directors of the Company pertaining to the Shares; and

          G.    The Post-Effective Amendment No. 2 to Registration Statement on Form S-3, 333-42486 in form to be filed by the Company with the Securities and Exchange Commission covering the Shares (the "Registration Statement"), including the Prospectus (the "Prospectus") constituting a part of such Registration Statement.

        In addition, we have examined such other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed.

        As to certain questions of fact, we have relied, without further investigation, upon certificates of governmental authorities and of officers of the Company. Additionally, we have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as copies or as facsimiles of copies or originals, conform with the originals, which assumptions we have not independently verified.

        Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth below, we are of the opinion that:

          1.    The Company is a duly incorporated and existing corporation under the laws of the State of Nevada.

          2.    The Conversion and Warrant Shares are duly authorized and, when issued upon conversion of the Debentures, or exercise of the Warrants, as described in the Registration Statement and Prospectus, will be validly issued, fully paid and non-assessable.

        The foregoing opinion is limited to the matters expressly set forth herein and no opinion may be implied or inferred beyond the matters expressly stated. We disclaim any obligation to update this letter for events occurring after the date of this letter, or as a result of knowledge acquired by us after that date, including changes in any of the statutory or decisional law after the date of this letter. We are members of the bar of the State of Nevada. We express no opinion as to the effect and application of any United States federal law, rule or regulation or any securities or blue sky laws of any state, including the State of Nevada. We are not opining on, and assume no responsibility as to, the applicability to or the effect on any of the matters covered herein of the laws of any other jurisdiction, other than the laws of Nevada as presently in effect.

        We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our name in the Prospectus constituting a part of such Registration Statement under the heading "Legal Matters." In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
WOODBURN AND WEDGE
By:	/s/ KIRK S. SCHUMACHER Kirk S. Schumacher

QuickLinks

  Exhibit 5.1